Exhibit 99.1
Diversified Energy Response to Media Speculation
Diversified Energy Company (NYSE: DEC, LSE: DEC) (the “Company” or “Diversified”) notes recent media speculation regarding a potential transaction involving the Company.
Diversified has an acquisition strategy driven by discipline, focus, skill, and precision. The Company has made 35 acquisitions totaling over $7 billion of value since its IPO in 2017. Acquisitions are a core aspect of the Company’s strategy, and the Company regularly engages in preliminary discussions with potential counterparties in this regard.
The Company confirms that it has had preliminary discussions concerning a possible acquisition of Birch Resources. Discussions are ongoing and remain at an early stage. No agreement has been reached, and there is no certainty that any transaction will occur, nor as to the terms on which any transaction might proceed.
This announcement contains inside information for the purposes of Article 7 of the UK version of Regulation (EU) No. 596/2014 on Market Abuse (“UK MAR”), as it forms part of the UK domestic law by virtue of the European Union (Withdrawal) Act 2018.
For further information, please contact:

Diversified Energy Company
Investor Relations	•	ir@dgoc.com
FTI Consulting		dec@fticonsulting.com
U.S. & UK Financial Public Relations
About Diversified Energy Company
Diversified is a leading publicly traded energy company focused on acquiring, operating, and optimizing cash generating energy assets. Through our unique differentiated strategy, we acquire existing, long-life assets and invest in them to improve environmental and operational performance until retiring those assets in a safe and environmentally secure manner. Recognized by ratings agencies and organizations for our sustainability leadership, this solutions-oriented, stewardship approach makes Diversified the Right Company at the Right Time to responsibly produce energy, deliver reliable free cash flow, and generate shareholder value.